Contact: Janine Orf Phone: 314-214-7000 E-mail: jorf@talx.com
NEWS RELEASE
TALX REPORTS 23% GROWTH IN THIRD-QUARTER DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS, TO $0.27
ST. LOUIS, MO (January 24, 2007) — TALX Corporation (NASDAQ: TALX) today reported that fiscal third-quarter diluted earnings per share from continuing operations increased 23 percent to $0.27, which includes share-based compensation expense of $0.02, from the year-ago $0.22 per diluted share. The improvement in earnings from continuing operations to $8.7 million from $7.4 million reflected strong performance in both The Work Number® services and tax management services. Results also benefited from the company’s ongoing emphasis on cost control, as demonstrated by the rate of increase in gross profit outpacing the year-over-year revenue increase.
Third-quarter revenues increased 24 percent to $65.0 million from $52.3 million the year before. The Work Number services’ revenues rose 18 percent, and revenues for the tax management services business increased 15 percent from year-ago levels. The 2007 third quarter also benefited from $4.4 million in revenues from the company’s April 6, 2006, acquisition of Performance Assessment Network, Inc., or pan.
Gross profit for the third quarter expanded 26 percent to $41.9 million from $33.1 million. Gross margin improved 110 basis points to 64.4 percent from 63.3 percent the year before, despite the impact of expenses related to share-based compensation, which negatively affected gross margin by 25 basis points in the 2007 third quarter. Gross profit for The Work Number services increased 23 percent to $20.9 million from $17.0 million. Gross profit for the tax management services business rose 19 percent to $18.8 million from $15.8 million, and gross profit for talent management services was $1.8 million.
William W. Canfield, president and chief executive officer, commented, “Our efficiency-oriented, scalable approach to providing clients with electronic, easy-to-use solutions to simplify HR and payroll processes continued to drive improvement in our performance. In The Work Number, our revenues and margins strengthened again as we continued to grow and leverage the database, allowing our verifier clients to quickly make credit decisions. The pilot for our new One Stop Verification Service is on schedule, as we continue to seek ways to add value to our innovative Work Number service.
“In our tax management services businesses, our continued emphasis on excellent client service has helped boost organic unemployment revenues 7 percent above year-ago levels, our fifth consecutive quarterly organic gain. In our tax credits and incentives business, we expect revenues to increase approximately $4 million during the first six to nine months of calendar year 2007 as we resume processing accumulated federal credits. Legislation reinstating Welfare to Work and Work Opportunity Tax Credits was signed into law in late December, including a provision to make the credits retroactive to January 1, 2006, and extending through December 31, 2007.
“We are also excited to report that we recently signed a major contract to provide the nation’s second largest employer with both The Work Number and unemployment tax services. This large contract will add significant revenue to The Work Number through the addition of approximately 800,000 active employee records and will result in more than $750,000 in annual revenue to our unemployment tax segment. We look forward to providing our streamlined, efficient services to this key client as a catalyst for our continued growth in fiscal 2008.”
L. Keith Graves, senior vice president and chief financial officer, pointed out, “As a result of our higher gross profit, as well as continued focus on cost control, operating income increased almost $5 million compared to the year-ago quarter. Our operating margin improved 230 basis points to 28.0 percent from 25.7 percent year-over-year, despite the impact of expenses related to share-based compensation, which negatively affected operating margin by 122 basis points in the 2007 third quarter. Because of our strong operating results and positive changes in working capital, our operating cash flow was a healthy $15.9 million this quarter, compared to $9.4 million a year ago, allowing us to pay down $8.3 million on our debt.”
The company’s effective income tax rate was slightly higher in the fiscal third quarter compared to a year ago, primarily as a result of the implementation of SFAS 123r. The corresponding income tax benefit of certain elements of share-based compensation can be recognized only if, and to the extent that, certain future events occur. The company expects this rate to continue through the 2007 fiscal year.
The total number of employment records on The Work Number services database increased 14 percent to 142.8 million at December 31, 2006, from 125.7 million a year ago. The company added 4.5 million employment records during the quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 19.5 million, or 15 percent, to 152.9 million at December 31, 2006, from 133.4 million a year earlier. Of the 142.8 million records on the database at December 31, 2006, 28 percent represented current employees, while the remainder represented former employees.
Canfield noted, “Within our talent management services segment, we expect revenues from our contract with the Transportation Security Administration, or TSA, to continue to ramp to the historical run-rate by the end of the fiscal fourth quarter.
“We are pleased that our strong financial performance and expected outlook for the rest of the year have allowed us to maintain our full-year financial guidance for diluted earnings per share, while narrowing the band to $1.08 to $1.10, with revenue between $272 million and $274 million.”
TALX also provided initial guidance for the fourth fiscal quarter ending March 31, 2007. The company expects revenues ranging from $75 million to $77 million and diluted earnings per share from continuing operations of $0.35 to $0.37, including share-based compensation expense of $0.02. Fourth-quarter diluted earnings per share from continuing operations in fiscal 2006 were $0.26 and revenues totaled $60.0 million. Results for fiscal year 2006 included no impact from SFAS 123r.
A conference call to discuss the company’s fiscal 2007 third-quarter performance and its outlook is scheduled for Thursday, January 25, at 9:00 a.m. Central Time. To participate in this call, dial (888) 639 -6205. A slide presentation will accompany the call on the Web at www.talx.com/2007. Other information of investor interest can be found at www.talx.com/investor, and the company’s corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 2:30 p.m. CST on Thursday, January 25, through May 9, 2007. The replay number is (800) 475-6701 and the access code is 857706.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the fourth quarter of fiscal 2007 and for the fiscal year ending March 31, 2007, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2006, in “Part I — Item 1A. — Risk Factors” and in the company’s Form 10-Q for the quarter ended June 30, 2006, in “Part II. Other Information — Item 1A. Risk Factors,” as well as (1) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (2) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (3) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (4) risks related to our ability to increase the size and range of applications for The Work Number database and to successfully market current and future services and related to our dependence on third party providers to do so; (5) proceedings by Federal and state regulators related to our business, including the inquiry by the Federal Trade Commission related to our acquisitions in the unemployment compensation and Work Number businesses; (6) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations; (7) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (8) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (9) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (10) the risk that our revenues from unemployment tax management services may fluctuate in response to changes in economic conditions; (11) risks related to changes in tax laws, including the potential for nonrenewal or elimination of the work opportunity, or WOTC, and welfare to work, or WtW, tax credits; (12) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; and (13) risks relating to doing business with the federal government following our April 2006 acquisition of pan. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.
TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management. TALX provides over 9,000 clients, including three-fourths of Fortune 500 companies, with Web-based services focused in three employment-related areas: hiring, pay reporting, and compliance. Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives. Pay reporting services include electronic time tracking, paperless pay, and W-2 management. Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management. The company’s common stock trades in The NASDAQ Global Select Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.
— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
The Work Number services	$25,782	$21,904	$77,226	$64,206
Tax management services	34,500	29,978	100,077	81,946
Talent management services	4,357	—	18,382	—
Maintenance and support	394	450	1,187	1,318

Total revenues	65,033	52,332	196,872	147,470

Cost of revenues:
The Work Number services	4,897	4,878	14,922	14,287
Tax management services	15,705	14,204	47,456	39,746
Talent management services	2,544	—	9,643	—
Maintenance and support	12	101	50	287

Total cost of revenues	23,158	19,183	72,071	54,320

Gross profit	41,875	33,149	124,801	93,150

Operating expenses:
Selling and marketing	11,283	8,587	33,256	24,390
General and administrative	12,374	11,108	40,798	31,248

Total operating expenses	23,657	19,695	74,054	55,638

Operating income	18,218	13,454	50,747	37,512

Other income(expense), net:
Interest income	254	167	604	478
Interest expense	(3,696)	(1,356)	(10,430)	(3,280)
Other, net	—	—	24	(5)

Total other income (expense), net	(3,442)	(1,189)	(9,802)	(2,807)

Earnings from continuing operations before income tax expense	14,776	12,265	40,945	34,705
Income tax expense	6,044	4,843	16,749	13,707

Earnings from continuing Operations	8,732	7,422	24,196	20,998
Discontinued operations, net of income taxes:
Earnings from discontinued operations, net	—	(3)	—	—
Gain on disposal of discontinued operations, net	—	225	—	450

Earnings from discontinued operations	—	222	—	450

Net earnings	$8,732	$7,644	$24,196	$21,448

Basic earnings per share:
Continuing operations	$0.28	$0.23	$0.77	$0.66
Discontinued operations	—	0.01	—	0.02

Net earnings	$0.28	$0.24	$0.77	$0.68

Diluted earnings per share:
Continuing operations	$0.27	$0.22	$0.73	$0.62
Discontinued operations	—	—	—	0.02

Net earnings	$0.27	$0.22	$0.73	$0.64

Weighted average number of shares outstanding (basic)	31,060,477	31,928,437	31,592,367	31,706,367
Weighted average number of shares outstanding (diluted)	32,661,922	34,083,492	33,136,722	33,715,465

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

Assets	December 31, 2006	March 31, 2006
	(unaudited)
Current assets:
Cash and cash equivalents	$7,006	$5,705
Short-term investments	—	5,850
Accounts receivable, less allowance for doubtful accounts of $3,380 at December 31, 2006, and $3,731 at March 31, 2006	33,931	31,527
Unbilled receivables	3,511	5,911
Prepaid expenses and other current assets	8,468	6,576
Deferred tax assets, net	518	2,580

Total current assets	53,434	58,149
Property and equipment, net of accumulated depreciation of $31,608 at December 31, 2006, and $25,227 at March 31, 2006	24,364	16,037
Capitalized software development costs, net of amortization of $7,970 at December 31, 2006, and $6,329 at March 31, 2006	6,762	4,059
Goodwill	229,751	190,232
Other intangibles, net	130,279	77,434
Other assets	2,392	1,634

	$446,982	$347,545

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,332	$2,257
Accrued expenses and other liabilities	17,162	19,219
Dividends payable	1,563	1,289
Deferred revenue	5,561	5,859

Total current liabilities	25,618	28,624
Deferred tax liabilities, net	44,399	17,634
Long-term debt	191,577	110,802
Other liabilities	3,536	4,187

Total liabilities	265,130	161,247

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at December 31, 2006, or March 31, 2006	—	—
Common stock, $.01 par value per share; authorized 75,000,000 shares at December 31, 2006 and March 31, 2006; issued 32,417,630 shares at December 31, 2006, and 32,225,321 shares at March 31, 2006	324	322
Additional paid-in capital	177,965	177,463
Deferred compensation	—	(5,076)
Retained earnings	28,772	13,467
Accumulated other comprehensive income:
Unrealized gain on interest rate swap contract, net of tax expense of $37 at December 31, 2006, and $80 at March 31, 2006	56	122
Treasury stock, at cost, 1,163,546 shares at December 31, 2006	(25,265)	—

Total shareholders’ equity	181,852	186,298

	$446,982	$347,545

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$24,196	$21,448
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,952	9,369
Non-cash compensation	2,548	155
Deferred taxes	3,972	2,276
Gain on swap agreement	—	(59)
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	3,447	(12,750)
Unbilled receivables	2,400	1,749
Prepaid expenses and other current assets	(1,651)	(1,810)
Other assets	(217)	(598)
Accounts payable	(1,438)	287
Accrued expenses and other liabilities	(3,608)	2,810
Deferred revenue	(610)	1,770
Other liabilities	1,349	148

Net cash provided by operating activities	45,340	24,795

Cash flows from investing activities:
Additions to property and equipment, net	(14,912)	(6,810)
Acquisitions, net of cash acquired	(80,147)	(86,955)
Purchases of short-term investments	—	(5,120)
Proceeds from sale of short-term investments	5,850	6,885
Capitalized software development costs	(3,735)	(1,732)

Net cash used in investing activities	(92,944)	(93,732)

Cash flows from financing activities:
Issuance of common stock	3,658	4,231
Tax benefit on exercise of stock options	1,545	—
Repurchase of common stock	(31,901)	(1,287)
Borrowings under long-term debt agreements	164,761	138,802
Repayments under long-term debt agreements	(85,005)	(79,500)
Dividends paid	(4,153)	(2,741)

Net cash provided by financing activities	48,905	59,505

Net increase (decrease) in cash and cash equivalents	1,301	(9,432)
Cash and cash equivalents at beginning of period	5,705	11,399

Cash and cash equivalents at end of period	$7,006	$1,967

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